Exhibit 99.1

Kinetic Seas Incorporated /F/K/A Bellatora Inc-(ECGR) Unveils HIPAA Compliant AI Toolkit to aid Medical Practice Management.

Schaumburg, IL — June 20, 2024 — Kinetic Seas Incorporated, formerly known as Bellatora Inc., is excited to announce the launch of its AI-driven toolkit to help medical professionals maintain HIPAA compliance as they begin integrating Artificial Intelligence into their medical practice management. This innovative set of tools prioritizes security, privacy, and functionality, meeting the highest regulatory standards while enabling medical practices of all sizes to adopt AI for practice management.

Artificial Intelligence has the opportunity to enhance productivity and efficiency in the medical industry, but great care must be implemented to guarantee patient privacy and data security. The Kinetic Seas AI toolkit ensures robust security with features such as data classification, end-to-end encryption, multi-factor authentication (MFA), strict access controls, and detailed audit logs with AI-based anomaly detection. The toolkit provides a layer on top of other AI and traditional functionalities to ensure data safety and HIPAA compliance.

To ensure the highest level of data protection on the Kinetic Seas infrastructure, the company employs the Walacor Data Platform, (www.walacor.com) providing record-level encryption that delivers unparalleled quantum-resistant data protection, data auditability, and detectable immutability. The combination of Walacor's enhanced data security and Kinetic Seas' AI-driven tools makes the Kinetic Seas HIPAA toolkit perfect for medical practices looking to adopt Artificial Intelligence for increased productivity and efficiency.

About Kinetic Seas Incorporated

Kinetic Seas is an Artificial Intelligence consulting, infrastructure, and education company, based in Schaumburg Illinois. The Company is focused on bringing Machine Learning and AI technologies to businesses of all sizes. The Company operates a cloud-based data center in Oakbrook Illinois at Databank's ORD4 facility to provide GPU and CPU resources for its consulting clients, students, and product development initiatives. Previously known as Bellatora, Kinetic Seas changed its name in 2024 and moved its headquarters to Schaumburg Corporate Center in Schaumburg, Illinois. The company provides AI consulting and infrastructure solutions to enable companies of all sizes to adopt practical and cost-effective AI solutions.

For more information about the Company, visit https://kineticseas.com.

Forward-Looking Statements:

This press release contains statements that constitute "forward-looking statements." The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond the company's control, including those set forth in the Risk Factors section of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") on April 10, 2024, and its Quarterly Report on Form 10-Q filed with the SEC on May 14, 2024, and any other SEC filings, as amended or updated from time to time. Copies of the Company's filings with the SEC are available on the SEC's website at www.sec.gov/edgar/searchedgar/companysearch. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Media Contact:

Jeff Lozinski

Kinetic Seas Incorporated

888-901-8806

JLoiznski@KineticSeas.com

www.KineticSeas.com